Contact:  Mexican Restaurants, Inc.
Andrew J. Dennard
(713) 943-7574

Mexican Restaurants, Inc.
Announces Fiscal Year-End Results
(NASDAQ:CASA)

Houston, Texas (March 27, 2006) For the Company’s 2005 fiscal year ended January 1, 2006, the Company reported net income of $2,316,997 or $0.63 cents per diluted share compared with net income of $1,760,974 or $0.48 per diluted share for fiscal year 2004. For the fourth quarter ended January 1, 2006, the Company reported net income of $1,108,481 or $0.30 cents per diluted share compared with net income of $24,136 or $0.01 cent per diluted share for the same quarter in fiscal 2004. Fiscal year 2005 consisted of 52 weeks compared with fiscal year 2004, which consisted of 53 weeks.

The Company’s revenues for fiscal year 2005 increased $3.4 million or 4.4% to $81.2 million compared with $77.8 million for fiscal year 2004. Restaurant sales for fiscal year 2005 increased $2.9 million or 3.8% to $80.0 million compared with $77.0 million for fiscal year 2004, despite being closed 309 store-days during the third and fourth quarters due to the impact of Hurricane Rita. For the fourth quarter ended January 1, 2006, revenues increased $829,395 or 4.1% to $20.9 million compared with $20.1 million for the fourth quarter one year ago, despite being closed 196 store-days due to the impact of Hurricane Rita. In addition, the fourth quarter of fiscal 2005 consisted of 13 weeks compared with the fourth quarter of fiscal 2004, which consisted of 14 weeks.

Andrew Dennard, Executive Vice President and Chief Financial Officer stated that, “We estimate this extra week contributed $1.6 million to revenues and $380,000 to net income or $0.10 cents per diluted share in fiscal year 2004.”

For fiscal year 2005, the comparative increase in restaurant sales reflects the opening of one new restaurant and positive same-restaurant sales (the eighth consecutive quarter of positive same-restaurant sales). For fiscal 2005, total system same-restaurant sales increased 3.8%, Company-owned same-restaurant sales increased 4.6% and franchise-owned same-restaurant sales increased 1.2% compared with fiscal year 2004. For the fourth quarter ended January 1, 2006, total system same-restaurant sales increased 9.4%, Company-owned same-restaurant sales increased 12.0% and franchised-owned same-restaurant sales increased 1.7% compared with the fourth quarter ended January 2, 2005.

The fiscal years ended January 1, 2006 and January 2, 2005 included $637,367 and $495,120 of net losses from discontinued operations related to restaurant closures, respectively. The fourth quarters ended January 1, 2006 and January 2, 2005 included $545,357 and $198,752 of net losses from discontinued operations related to restaurant closures, respectively. The fiscal year and fourth quarter ended January 2, 2005 also included pre-tax, non-cash asset impairment charges from continuing operations of $700,682. The fiscal year ended January 1, 2006 did not have asset impairment charges from continuing operations.

On September 24, 2005, Hurricane Rita hit the Gulf Coast area, affecting a number of the Company’s restaurants in that region. The Company subsequently hired an insurance consulting firm to assist management with the filing of its insurance claim. Based on the low range of the consulting firm’s estimate and negotiations with the insurance carrier, the Company recorded an insurance claim of $1.6 million in the fourth quarter of fiscal 2005.

The consolidated statement of operations ended January 1, 2006, includes a separate line item for a gain of $470,702 resulting from assets damaged by Hurricane Rita and other expenses offset by insurance proceeds for the replacement of assets. The Company’s insurers paid $300,000 during the fourth quarter of 2005 and $785,028 in first quarter of 2006 related to the property damage claim. Additionally, the Company has recognized $534,163 for estimated business interruption proceeds.

Commenting on the Company’s year-end results, Curt Glowacki, Chief Executive Officer, stated, “I am very proud of our fiscal year results, especially given the disruptive impact of Hurricane Rita during the third quarter in which we lost approximately $1.0 million in revenue. After the hurricane, our employees rallied and re-opened restaurants quickly, in most cases re-opening before the competition. Same-store sales increased 12.0% during the fourth quarter, and same-store sales have increased 5.0% to-date during the first quarter of fiscal 2006. Including the first quarter of fiscal 2006, we have delivered nine consecutive quarters of positive same-restaurant sales, reflecting our customers’ continued response to our marketing, operations and value propositions. Despite rising utility, natural gas and health insurance costs, we managed to hold restaurant operating margins steady with last year’s operating margins by finding efficiencies in other areas of our operations.”

Mr. Glowacki added, “Considering the extra week of restaurant sales and profits in fiscal year 2004 and the disruption of Hurricane Rita in fiscal 2005, we made impressive gains in revenue and net income growth in fiscal 2005. During the year we opened one new restaurant and extensively remodeled one existing restaurant (in which we temporarily closed the restaurant for six weeks), both of which are exceeding our sales and cash flow objectives. In addition, we moderately remodeled six restaurants. We paid down $1.5 million in debt during fiscal year 2005 to a balance of $5.5 million, and spent $1.7 million to repurchase 181,300 shares of our common stock. ”

The following table has been provided to reconcile the Company’s net income for the fiscal years and quarters ended January 1, 2006 and January 2, 2005 to adjusted income. The adjusted income excludes the impact of the non-cash impairment charges, loss on sale of assets, and Hurricane Rita gain. The adjusted income has been included as it is deemed to provide meaningful information regarding the Company’s fiscal years 2005 and 2004 and respective fourth quarter performance for these fiscal years.
Reconciliation of Adjusted Net Income	Fiscal Year Ended 01/01/06 (52 Weeks)	Fiscal Year Ended 01/02/05 (53 Weeks)	Fourth Quarter Ended 01/01/06 (13 Weeks)	Fourth Quarter Ended 01/02/05 (14 Weeks)
Income from continuing operations	$4,387,555	$3,325,784	$2,472,261	$288,433
Impairments and restaurant closure costs	--	700,682	--	700,682
Gain on disposal of assets-Hurricane Rita	(470,702)	--	(745,030)	--
(Gain) loss on sale of assets	369,001	182,359	76,740	152,809
Income from continuing operations before taxes, as adjusted	4,285,854	4,208,825	1,803,971	1,141,924
Provision for income taxes	1,399,760	1,353,558	597,114	259,445
Income from continuing operations, as adjusted	2,886,094	2,855,267	1,206,857	882,479
Loss from discontinued operations, net of taxes	(637,367)	(495,120)	(545,357)	(198,752)
Net Income, as adjusted	$2,248,727	2,360,147	661,500	683,727

Weighted average number of shares (diluted)	3,700,876	3,634,849	3,656,484	3,701,083

Diluted income per share, as adjusted	$0.61	$0.65	$0.18	$0.18

Mexican Restaurants, Inc. operates and franchises 79 Mexican restaurants. The current system includes 60 Company-operated restaurants, 17 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc. and Subsidiaries

Consolidated Statements of Operations
(unaudited)

	13-Week	14-Week	52-Week	53-Week
	Period Ended	Period Ended	Period Ended	Period Ended
	1/01/2006	1/02/2005	1/01/2006	1/02/2005
Revenues:
Restaurant sales	$20,190,799	$19,892,979	$79,974,937	$77,026,420
Franchise fees, royalties and other	161,846	164,434	694,302	753,293
Business interruption proceeds	534,163	-	534,163	-
	20,886,808	20,057,413	81,203,402	77,779,713

Costs and expenses:
Cost of sales	5,340,583	5,515,244	21,849,096	21,384,135
Labor	6,431,010	6,421,435	26,207,831	25,241,550
Restaurant operating expenses	4,723,743	4,500,789	18,659,054	17,605,751
General and administrative	1,764,278	1,744,992	6,941,683	6,586,807
Depreciation and amortization	727,195	581,280	2,778,078	2,237,388
Pre-opening costs	22,066	28,989	77,942	56,478
Impairments and restaurant closure costs	-	700,682	-	700,682
Gain on disposal of assets-Hurricane Rita	(745,030)	-	(470,702)	-
(Gain) loss on sale of assets	76,740	152,809	369,001	182,359
	18,340,585	19,646,220	76,411,983	73,995,150

Operating income	2,546,223	411,193	4,791,419	3,784,563

Other income (expense):
Interest income	630	420	3,451	9,711
Interest expense	(98,010)	(144,113)	(521,161)	(553,371)
Other, net	23,418	20,933	113,846	84,881
	(73,962)	(122,760)	(403,864)	(458,779)

Income from continuing operations before income taxes	2,472,261	288,433	4,387,555	3,325,784
Income tax expense (benefit)	818,423	65,545	1,433,191	1,069,690
Income from continuing operations	1,653,838	222,888	2,954,364	2,256,094

Discontinued Operations:
Loss from discontinued operations	(76,157)	(106,566)	(222,193)	(415,859)
Impairments and restaurant closure costs	(790,708)	(346)	(790,708)	(167,898)
Loss on sale of assets	-	(211,779)	(210)	(210,150)
Loss from discontinued operations before income taxes	(866,865)	(318,691)	(1,013,111)	(793,907)
Income tax benefit	321,508	119,939	375,744	298,787
Loss from discontinued operations	(545,357)	(198,752)	(637,367)	(495,120)

Net income	$1,108,481	$24,136	$2,316,997	$1,760,974

Basic income (loss) per share
Income from continuing operations	$0.49	$0.07	$0.87	$0.67
Loss from discontinued operations	(0.16)	(0.06)	(0.19)	(0.15)
Net income (loss)	$0.33	$0.01	$0.68	$0.52

Diluted income (loss) per share
Income from continuing operations	$0.45	$0.06	$0.80	$0.62
Loss from discontinued operations	(0.15)	(0.05)	(0.17)	(0.14)
Net income (loss)	$0.30	$0.01	$0.63	$0.48

Weighted average number of shares (basic)	3,403,719	3,399,307	3,415,806	3,388,489

Weighted average number of shares (diluted)	3,656,484	3,701,083	3,700,876	3,634,849